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                                 METALLURG, INC.
                               6 EAST 43RD STREET
                              NEW YORK, N.Y. 10017
                    TELEPHONE (212) 627-0670 / (212) 885-9899
                            FACSIMILE (212) 687-9691



FOR IMMEDIATE RELEASE



                         METALLURG ANNOUNCES ACQUISITION
                      BY SAFEGUARD INTERNATIONAL FUND, L.P.

New York, NY -- June 15, 1998 -- Metallurg, Inc. (OTC Bulletin Board: MEAL) announced that it was being acquired for $30.00 per share in cash by a group of institutional co-investors led by Safeguard International Fund, L.P. On June 15, 1998, Metallurg signed a definitive merger agreement pursuant to which Safeguard International would acquire all of Metallurg's outstanding common stock including the assumption of Metallurg's outstanding indebtedness. The transaction is valued at approximately $300 million.

The Board of Directors of Metallurg has unanimously approved the proposed merger. The transaction is subject to a number of customary conditions including the receipt of required third-party approvals and approval by Metallurg's stockholders. The merger is expected to be completed in July 1998.

Safeguard International Fund, L.P. is an international private equity fund based in Wayne, Pennsylvania. Safeguard International seeks to make successful investments by partnering with existing management to build businesses through both internal growth and strategic acquisitions. Safeguard International, through its investment team which has in-depth industry expertise, provides its portfolio companies with operational and strategic advice.

Michael A. Standen, the chief executive officer of Metallurg said, "This alliance will give Metallurg a tremendous opportunity to continue the development of the Metallurg Group into an international force in the specialty metals area. We are very excited about this new opportunity and look forward to the challenges ahead."

Metallurg, founded in 1911, is an international producer and seller of high quality metal alloys and specialty metals used by manufacturers of steel, aluminum, superalloys and titanium and other metal consuming products.

For More Information Contact:

Metallurg, Inc., New York
J. Richard Budd III or Michael A. Banks
(212) 835-0200